IZEA Reports Q4 2024 Revenue of $11.0 million, up 24%

ORLANDO, Fla. (March 27, 2025) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a leading influencer marketing company that makes Creator Economy solutions for marketers, reported its financial and operational results for the fourth quarter and year ended December 31, 2024.

Q4 2024 Financial Summary Compared to Q4 2023
•Total revenue increased 23.7% to $11.0 million, compared to $8.9 million
•Managed Services bookings increased 52.8% to $11.7 million, compared to $7.6 million
•Managed Services revenue increased 24.0% to $10.9 million, compared to $8.8 million
•Total costs and expenses increased 28.0% to $14.2 million, compared to $11.1 million
•Net loss was $4.6 million, including $2.7 million of one-time charges, compared to a net loss of $1.5 million
•Adjusted EBITDA* for the quarter was $(1.5) million, compared to $(1.1) million
•Cash, cash equivalents, and investments as of December 31, 2024 totaled $51.1 million

Q4 2024 Highlights
•Targeted workforce reductions save $5.1 million in full-time and contract labor annually
•Divestiture of Hoozu investment; $3.4 million in 2024 revenue, $0.7 million annual net loss, cash negative
•Won new business from Academy Sports, NHTSA, and Navy Federal Credit Union
•Produced new work for Warner Bros.’ Superman film, Vital Proteins, and Danone, surpassing performance goals
•Recruited Kerry Griffin, Chief Talent Officer, to enhance talent programs to attract, retain and develop top talent

FY 2024 Financial Summary Compared to FY 2023
•Total revenue was $35.9 million, compared to $36.2 million
•Net loss was $18.9 million, including $8 million in one-time charges, compared to a net loss of $7.4 million
•Adjusted EBITDA* was $(8.6) million, compared to $(5.5) million

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“We saw another healthy increase in Managed Services bookings and revenue in Q4,” commented Patrick Venetucci, CEO. “A transformational change is happening at IZEA. We took swift action in Q4 to fortify, simplify and focus our operations. The changes that we made to our cost structure, go-to-market model and technologies are accelerating our path to profitability."

Q4 2024 Financial Results
Total revenue in the fourth quarter of 2024 increased 23.7% to $11.0 million, compared to $8.9 million in the fourth quarter of 2023. Revenue from Managed Services increased by 24.0% to $10.9 million in the fourth quarter of 2024. Revenue from SaaS Services increased by 5.7% to $117,423 in the fourth quarter of 2024 compared to the fourth quarter of 2023.

Cost of revenue increased to $6.8 million in the fourth quarter of 2024, or 62.2% of revenue, compared to $4.7 million, or 53.1%, in the prior-year quarter. The nominal cost increase is due to higher revenues in the recent quarter, while the percentage cost increase was driven by lower average margins from our ongoing customer base.

Costs and expenses other than the cost of revenue totaled $7.3 million for the fourth quarter of 2024, $1.0 million or 15.3% above the prior-year quarter. Sales and marketing costs were $3.0 million during the fourth quarter of 2024, $0.4 million or 14.2% higher than the prior-year quarter. This increase was primarily driven by higher compensation costs and increased spending on general contractors, partially offset by lower advertising expenses. General and administrative costs totaled $3.7 million during the quarter, remaining nearly flat with a $0.1 million, or 3.8%, increase compared to the prior-year quarter. Severance and contract cancellation costs of $1.3 million reflected in total costs and expenses is related to our targeted workforce reductions, which represent approximately $5.1 million in annualized cost savings.

Net loss in the fourth quarter of 2024 was $4.6 million, or $(0.27) per share, as compared to a net loss of $1.5 million, or $(0.09) per share in the fourth quarter of 2023, based on 17.0 million and 16.4 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $(1.5) million in the fourth quarter of 2024, compared with $(1.1) million in the comparative period. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2024 was a loss of 13% compared to a loss of 12% in the fourth quarter of 2023.

As of December 31, 2024, our cash, cash equivalents, and investments totaled $51.1 million. The company has no outstanding long-term debt.

We previously announced our commitment to repurchase up to $10.0 million of our stock in the open market, subject to certain restrictions. During the fourth quarter of 2024, we purchased a total of 199,011 shares at an average share price of $2.71 under our program for an aggregate investment of $0.5 million. Through March 25th, 2025, we’ve purchased 385,947 shares, investing $1.0 million under the program.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter 2024 results on Thursday, March 27, 2025, at 5:00 p.m. EDT. IZEA's CEO Patrick Venetucci and CFO Peter Biere will host the call, followed by a question and answer period.

Date: Thursday, March 27, 2025
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Thursday, April 3, 2025, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13751682

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is an influencer marketing company with a mission to make creator economy solutions for marketers. We do this by lighting up the Creator Economy with IZEAs—our strategies, campaigns, and solutions that build brands and drive demand. Since launching the industry’s first-ever influencer marketing platform in 2006, IZEA has facilitated nearly 4 million collaborations between brands and creators.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.

Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest income and expense, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest expense, interest income, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash and non-operating transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations or, with respect to non-GAAP financial measures, as reported under GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$44,644,468	$37,446,728
Accounts receivable, net	7,781,824	5,012,373
Prepaid expenses	1,079,045	739,988
Short term investments	6,427,488	17,126,057
Other current assets	97,215	26,257
Total current assets	60,030,040	60,351,403

Property and equipment, net of accumulated depreciation	103,574	205,377
Goodwill	—	5,280,372
Intangible assets, net of accumulated depreciation	—	1,749,441
Digital assets	—	162,905
Software development costs, net of accumulated amortization	2,086,660	2,056,972
Long term investments	—	9,618,996
Total assets	$62,220,274	$79,425,466

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,511,747	1,504,348
Accrued expenses	3,734,123	3,083,460
Contract liabilities	8,188,651	8,891,205
Contingent liability	—	114,400
Total current liabilities	13,434,521	13,593,413

Finance obligation, less current portion	4,034	63,419
Deferred purchase price, less current portion	—	60,600
Deferred tax liability	—	394,646
Total liabilities	13,438,555	14,112,078

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; $50,000,000 shares authorized; shares issued: $17,518,018 and $16,602,155, respectively, shares outstanding: $16,931,169 and $16,236,300, respectively.	1,752	1,660
Treasury stock at cost: 586,849 and 365,855 shares at December 31, 2024 and December 31, 2023, respectively	(1,622,065)	(1,019,997)
Additional paid-in capital	154,593,800	152,027,110
Accumulated deficit	(104,297,055)	(85,444,794)
Accumulated other comprehensive income (loss)	105,287	(250,591)
Total stockholders’ equity	48,781,719	65,313,388
Total liabilities and stockholders’ equity	$62,220,274	$79,425,466

IZEA Worldwide, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue	$11,002,517	$8,892,916	$35,881,010	$36,214,598

Costs and expenses:
Cost of revenue	6,848,525	4,721,329	21,204,204	21,621,445
Sales and marketing	2,982,476	2,610,521	12,125,066	10,547,322
General and administrative	3,747,136	3,610,670	16,743,046	13,214,978
Impairment expense	113,755	—	4,130,477	—
Depreciation and amortization	489,378	138,897	1,159,161	713,135
Total costs and expenses	14,181,270	11,081,417	55,361,954	46,096,880

Loss from operations	(3,178,753)	(2,188,501)	(19,480,944)	(9,882,282)

Other income (expense):
Change in the fair value of digital assets	—	—	28,414	—
Interest expense	(2,475)	(1,853)	(8,129)	(8,226)
Loss on divestiture	(2,286,083)	—	(2,286,083)	—
Other income (expense), net	590,100	657,593	2,499,835	2,535,044
Total other income (expense), net	(1,698,458)	655,740	234,037	2,526,818

Net loss before income taxes	$(4,877,211)	$(1,532,761)	$(19,246,907)	$(7,355,464)
Tax benefit	253,947	6,104	394,646	6,104
Net loss	(4,623,264)	(1,526,657)	(18,852,261)	(7,349,360)

Weighted average common shares outstanding – basic and diluted	16,965,350	16,269,346	17,067,995	16,368,216
Basic and diluted loss per common share	$(0.27)	$(0.09)	$(1.10)	$(0.45)

IZEA Worldwide, Inc.
Consolidated Statements of Comprehensive Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss	$(4,623,264)	$(1,526,657)	$(18,852,261)	$(7,349,360)

Other comprehensive income
Unrealized gain (loss) on securities held	27,138	262,726	262,800	530,204
Unrealized gain (loss) on currency translation	233,793	—	127,296	—
Reclassification of foreign currency translation adjustment to income	(34,218)	—	(34,218)	—
Total other comprehensive income (loss)	226,713	262,726	355,878	530,204

Total comprehensive income (loss)	$(4,396,551)	$(1,263,931)	$(18,496,383)	$(6,819,156)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended December 31,
	2024		2023		$ Change	% Change
Managed Services Revenue	$10,885,094	99%	$8,781,825	99%	$2,103,269	24%
SaaS Services Revenue	117,423	1%	111,091	1%	6,332	6%

Total Revenue	$11,002,517	100%	$8,892,916	100%	$2,109,601	24%

	Twelve Months Ended December 31,
	2024		2023		$ Change	% Change
Managed Services Revenue	$35,058,023	98%	$35,740,685	99%	$(682,662)	(2)%
SaaS Services Revenue	822,987	2%	473,913	1%	349,074	74%

Total Revenue	$35,881,010	100%	$36,214,598	100%	$(333,588)	(1)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss from operations	$(4,623,264)	$(1,526,657)	$(18,852,261)	$(7,349,360)
Impairment of goodwill and intangible assets	113,755	—	4,130,477	—
Adjustment to fair market value of digital assets	—	(90,320)	(28,414)	(90,320)
Non-cash stock-based compensation	416,181	308,017	2,744,537	950,769
Non-cash stock issued for payment of services	90,007	75,003	319,070	300,015
Depreciation and amortization	489,378	138,897	1,159,161	713,135
Loss on sale of subsidiary	2,286,083	$—	2,286,083	—
Non-recurring charges	7,668		7,668
Other non-cash items	—	(4,809)	—	(4,505)
Tax benefit	(260,051)	(6,104)	(400,750)	(6,104)
Adjusted EBITDA(1)	$(1,480,243)	$(1,105,973)	$(8,634,429)	$(5,486,370)
(1) Adjusted EBITDA presentation varies from prior disclosure, primarily to exclude non-operating items such as interest income.